Exhibit 21.1
Subsidiaries of International Money Express, Inc.

Entity	Jurisdiction of Incorporation
International Money Express Sub 2, LLC	Delaware, USA
Intermex Holdings, Inc.	Delaware, USA
Intermex Wire Transfer, LLC	Florida, USA
Intermex Wire Transfer Corp.	California, USA
Intermex Wire Transfer II, LLC	Delaware, USA
Intermex Transfers de Mexico S.A. de C.V.	Mexico
Intermex Wire Transfer de Mexico S.A. de C.V.	Mexico
Intermex Wire Transfers de Guatemala S.A.	Guatemala
Intermex Servicios Integrales S. de R.L. de C.V.	Mexico
Intermex Central de Servicios S. de R.L. de C.V.	Mexico
Canada International Transfers Corp.	British Columbia, Canada
Envios de Valores La Nacional Corp.	New York, USA
LAN Holdings Corp.	Delaware, USA
Tempo I-Transfer Canada Corp.	British Columbia, Canada
GS Mexico Holdings I, LLC	Delaware, USA
GS Mexico Holdings II, LLC	Delaware, USA
Girosmex S.A. de C.V.	Mexico
D.C. National Caribe Call Center S.R.L	Dominican Republic
Tempo Financial Cooperatief U.A.	Netherlands
I-Transfer Global Payments EP, SAU	Spain
I-Transfer Deutschland Gmbh	Germany
I-Transfer Global Payments UK, LTD	United Kingdom